Exhibit 99.1

Coldwater Creek Announces Amendment to its Credit Facility and

Preliminary First Quarter 2011 Results

Announces Conference Call and Webcast to Report First Quarter 2011 Results

SANDPOINT, Idaho, May 17, 2011 — Coldwater Creek Inc. (Nasdaq: CWTR) (the “Company”)  today announced that it completed an amendment of its existing credit facility that extends the facility maturity date three years to May 16, 2016, which includes the addition and funding of a $15 million term note. The Company also announced preliminary first quarter 2011 results.

The term note transaction generated net cash proceeds of $14.4 million for the Company subsequent to the end of the first quarter of fiscal 2011. As part of the amended credit agreement, the Company granted the lenders a security interest in the Company’s Sandpoint, Idaho corporate offices and certain other assets.  The amount available under the $70 million revolving facility remains unchanged; however, the Company now has a future option to request an increase in the amount of the revolving facility for an additional $15 million, which if granted would result in a total of $85 million available, exclusive of the term note.

Regarding this transaction, Jim Bell, Chief Financial Officer stated, “We have been evaluating opportunities to further strengthen our balance sheet and effectively monetize our owned real estate assets. We are pleased to have completed this transaction, which provides us additional financial flexibility as we continue the work to reposition our brand.”

The Company also announced preliminary first quarter 2011 results. For the three months ended April 29, 2011, the Company currently expects:

•                  Net sales of approximately $180 million, reflecting a decline in comparable premium retail store sales of approximately 28% as compared to the first quarter of last year.

•                  Loss per share of $0.32-$0.34, compared to a profit of $0.03 last year.

•                  Total inventory at quarter end is expected to decline in the high-single digit range as compared to inventory at the end of the first quarter last year. Premium retail inventory per square foot is expected to be down between 7%-9%, as compared to premium retail inventory per square foot at the end of the first quarter last year.

Dennis Pence, Chairman and Chief Executive Officer stated, “During the first quarter, we experienced continued weak trends in traffic and sales as our merchandise offerings were not well received by our customers. We are in the process of repositioning our brand and view 2011 as a transitional year for Coldwater Creek.  We look forward to seeing the results of our new design, development and merchandising initiatives as we move through the year.”

The Company will announce first quarter 2011 earnings on Wednesday, June 1, 2011 after market close. Management will host a call at 4:30 p.m. Eastern time that same day. The call will be simultaneously broadcast on the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com and will be archived from approximately one hour after the conference call until Wednesday, June 8, 2011. The replay can be accessed by dialing (877) 870-5176 and providing conference ID 372816. A replay and transcript of the call will also be available in the Investor Relations section of the Company’s Web site.

Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The Company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements about our first quarter 2011 operating results and quarter end inventories. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  potential inability to attract and retain key personnel;

•                  our new design aesthetic may take longer to implement than expected or may not resonate with our core and target customer;

•                  difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•                  the possibility that our sales and earnings expectations will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•                  our credit facility may not be fully available due to borrowing base and other limitations;

•                  the risk that the benefits expected from our merchandising and design initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

Contacts:

Lyn Walther

Divisional Vice President, Investor Relations

208-265-7005

Web site:  www.coldwatercreek.com